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                                                                      EXHIBIT 11

                          CARDIOVASCULAR DYNAMICS, INC.

            STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)

                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                           1997         1996
                                                                         -------      -------
Net loss ...........................................................     $  (598)    $   (377)
                                                                         =======      =======
Computations of weighted average common and common
  equivalent shares outstanding:
  Weighted average common shares outstanding .......................       9,081           --
  Shares related to staff accounting bulletin topic 4D:
    Stock options ..................................................          --          318
    Preferred Stock Warrants (1) ...................................          --           87
  Adjusted to reflect the effect of the assumed conversion
    of Convertible Obligation from the date of issuance ............          --           62
  Adjusted to reflect the effect of the assumed conversion
    of Preferred Stock from the date of issuance (Series
    A and B) .......................................................          --        4,018
                                                                         -------      -------
  Shares used in computing net loss per share (pro forma through
    June 1996) .....................................................       9,081        4,485
                                                                         =======      =======
  Net loss per share (pro forma through June 1996) .................     $ (0.07)     $ (0.08)
                                                                         =======      =======

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(1) At an assumed conversion rate of two shares of Common Stock for each share of Preferred Stock.

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